Exhibit 10.01
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT by and between Cardinal Health, Inc., an Ohio corporation (the “Company”) and R. Kerry Clark (the “Executive”) is dated as of the 17th day of April, 2006 (the “Agreement”).
     IT IS HEREBY AGREED AS FOLLOWS:
     1. Effective Date. The “Effective Date” shall mean the date hereof.
     2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on June 30, 2009, unless prior to such date the employment of the Executive is terminated pursuant to this Agreement (the “Employment Period”).
     3. Terms of Employment. (a) Position and Duties. (i) (A) During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company with such authority, duties and responsibilities as are customarily assigned to such position. The Executive shall report directly to the Board of Directors of the Company (the “Board”). The Executive shall serve on the Board, and prior to the end of the Employment Period shall be named Chairman of the Board; and (B) the Executive’s services shall be performed in Dublin, Ohio.
          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) continue to serve on the board of directors of Textron, Inc. and, subject to the approval of the Board, serve on other corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
          (iii) No later than August 31, 2007, the Executive shall establish and maintain his primary residence in the Dublin, Ohio area and will relocate his family and possessions to such primary residence.
          (b) Compensation (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than $1,400,000 payable in accordance with the Company’s normal payroll policies. The Executive’s Annual Base Salary shall be reviewed, and may be increased but not decreased, at least annually by the Board pursuant to its normal performance review policies for senior executives. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
          (ii) Annual Bonus. With respect to each fiscal year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) determined and paid at the sole discretion of the Company pursuant to terms and conditions of the Company bonus plan for which Executive is then eligible. Executive’s Annual Bonus target under this Agreement shall be equal to not less than 160% of the Executive’s Annual Base Salary (the “Reference Bonus”). The actual Annual Bonus, which could be higher or lower than the Reference Bonus, shall be based on the attainment of performance objectives as determined no later than 90 days after the beginning of the fiscal year by the Human Resources and Compensation Committee of the Board (the “Committee”) in consultation with the Executive, and shall be paid, subject to any effective deferral elections that may be made by the Executive pursuant to any deferred compensation plans that the Company may maintain, within two and a half months following the end of the fiscal year for which the Annual Bonus is earned. Notwithstanding the foregoing, for the period from the Effective Date through June 30, 2006, the Executive shall receive a bonus equal to the product of (x) $2,240,000 and (y) a fraction, the numerator of which is the number of days from the Effective Date until June 30, 2006, and the denominator of which is 365. For fiscal year 2007, the Executive’s Annual Bonus shall be no less than $1,120,000.
          (iii) Equity-Based Grants and Long-Term Incentives. On the Effective Date, the Company shall grant the Executive 110,600 restricted stock units (the “Initial RSUs”) and 665,000 Company stock options (the “Initial Options”) with a strike price of $70, all in accordance with the terms of the Company’s Restated and Amended Equity Incentive Plan (the “LTIP”). For each fiscal year thereafter, commencing with the August 2007 award Executive shall receive a target long-term incentive award of 600% of his Annual Base Salary in accordance with the terms of the LTIP. The Executive shall also be eligible to participate in the Company’s Long-Term Incentive Cash Plan.
          (iv) Other Employee Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under savings and retirement plans that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), in plans that are supplemental to any such tax-qualified plans, and welfare benefit plans, practices, policies and programs provided by the Company, but not any severance plan, practice, policy or program, on a basis that is no less favorable than those generally applicable or made available to other senior executives of the Company. The Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs) on a basis that is commensurate with his position and no less favorable than those generally applicable or made available to other most senior executives of the Company.

          (v) Expenses. The Company shall reimburse the Executive on an after-tax basis for all reasonable expenses incurred in connection with the relocation of his primary residence to Dublin, Ohio, and his temporary living expenses prior to such relocation, and the negotiation of this Agreement. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in accordance with the Company’s policies for its senior executives.
          (vi) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company.
     4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive days or longer (or an aggregate period of 180 days or longer) as a result of incapacity due to mental or physical illness[ which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative].
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
          (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or
          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or
          (iii) conviction of a felony or any crime involving dishonesty or moral turpitude or guilty or nolo contendere plea by the Executive with respect thereto; or
          (iv) a material breach of Section 8 of this Agreement.
For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the

Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (not including the executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), or (iv) above, and specifying the particulars thereof in detail.
     (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:
          (i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
          (ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
          (iii) the Company requiring the Executive to be based at any office or location more than 35 miles from that provided in Section 3(a)(i)(B) hereof, provided that reasonable travel required in connection with Executive’s reporting relationships and responsibilities to the Board shall not be deemed a breach hereof;
          (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this agreement;
          (v) any failure by the Company to comply with Section 9(c) of this Agreement; or
          (vi) the failure of the Company to appoint the Executive Chairman of the Board on or before June 30, 2008.
     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
     (f) Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination, to the extent applicable, from any positions that the Executive holds with the Company and its affiliated companies, the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the affiliated companies.
     5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:
          (i) subject to the execution by the Executive and the Company of a mutual release of claims in favor of the Company, the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
   A. the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), shall be hereinafter referred to as the “Accrued Obligations”); and

   B. the product of (1) the Reference Bonus, and (2) a fraction, the numerator of which is the number of days from July 1 in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and
          (ii) the Company shall pay to the Executive in 24 equal monthly installments, the amount equal to the product of (1) a fraction, the numerator of which is the number of days from the Date of Termination until June 30, 2009 and the denominator of which is 365, and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Reference Bonus; provided that such amount shall not be less than 1.5 times the sum of the Annual Base Salary and the Reference Bonus; and
          (iii) the Initial RSUs and the Initial Stock Options shall vest and become immediately exercisable, as the case may be and all vested stock options held by the Executive shall be exercisable for the remainder of their term, without regard to any provisions relating to earlier termination of the stock options based on termination of employment (the “Equity Benefits”); and
          (iv) until June 30, 2009, the Company shall continue to provide medical and dental benefits to the Executive and his eligible dependents as if the Executive remained an active employee of the Company (collectively “Welfare Benefits”); and
          (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
Notwithstanding the foregoing provisions of this Section 5(a), to the extent required in order to comply with Section 409A of the Code, cash amounts that would otherwise be payable under this Section 5(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A.
     (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b)

shall include death benefits for which the Company pays as in effect on the date of the Executive’s death and the continued provision of the Welfare Benefits. The applicable period of health benefit continuation under COBRA shall begin on the Date of Termination. In the event of the Executive’s death after his termination of employment, but prior to the receipt of all amounts to which he is entitled under this Agreement, all remaining amounts to which he is entitled shall be paid to his estate or beneficiary, as applicable.
     (c) Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits and (v) the Equity Benefits, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Section 5(c) shall be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and the continued provision of Welfare Benefits. The applicable period of health benefit continuation under COBRA shall begin on the Date of Termination.
     (d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination and (ii) Other Benefits, in each case to the extent theretofore unpaid. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this sentence of Section 5(d) shall be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A.
     6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by either party (including, as the case may be, the Company, any of its affiliates or their respective predecessors, successors or assigns, or the Executive, his estate, beneficiaries or their respective successors and assigns) of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, if the Executive prevails on any material claim made by him, and disputed by the Company under the terms of this Agreement.
     7. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLC or such other nationally recognized certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive or directly to the Internal Revenue Service, in the sole discretion of the Company, within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (i) give the Company any information reasonably requested by the Company relating to such claim,
          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
          (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Executive of a payment by the Company of an amount on the Executive’s behalf pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon and after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     8. Covenants. (a) Introduction. The parties acknowledge that the provisions and covenants contained in this Section 8 are ancillary and material to this Agreement and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 8 do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The parties further acknowledge and agree that the provisions of Section 10(a) below are accurate and necessary because (i) this Agreement is entered into in the State of Ohio, (ii) Ohio has a substantial relationship to the parties and to this transaction, (iii) Ohio is the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (iv) the use of Ohio law provides certainty to the parties in any covenant litigation in the United States, and (v) enforcement of the provision of this Section 8 would not violate any fundamental public policy of Ohio or any other jurisdiction.
     (b) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “Cardinal Group”), all secret or confidential information, knowledge or data relating to the Cardinal Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the Cardinal Group and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8(b)) (“Confidential Information”). For the purpose of this Section 8(b), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Cardinal Group, except with prior written consent of the applicable Cardinal Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the Cardinal Group, as applicable, and shall be turned over to the applicable Cardinal Group company upon termination of the Executive’s employment.
     (c) Non-Recruitment of Cardinal Group Employees, etc. Executive shall not, at any time during the Restricted Period (as defined in this Section 8(c)), without the prior written consent of the Company, engage in the following conduct (a “Solicitation”): (i) directly or indirectly, contact, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant, or independent contractor) any person who was or is at any time during the previous twelve months an employee, representative, officer or director of the Cardinal Group; or (ii) take any action to encourage or induce any employee, representative, officer or director of the Cardinal Group to cease their relationship with the Cardinal Group for any reason. A “Solicitation” does not include any recruitment of employees within or for the Cardinal Group. The “Restricted Period” means the period of Executive’s employment with the Cardinal Group (without regard to any period during which Executive serves as a consulting employee) and the additional period ending on the second anniversary of the Executive’s Date of Termination or date of retirement, as applicable.
     (d) No Competition — Solicitation of Business. During the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit, service, or accept on behalf of any competitor of the Cardinal Group the business of (i) any customer of the Cardinal Group at the time of the Executive’s employment or Date of Termination, or (ii) any potential customer of the Cardinal Group which the Executive knew to be an identified, prospective purchaser of services or products of the Cardinal Group.
     (e) No Competition — Employment by Competitor. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that competes with the Cardinal Group, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the Cardinal Group (each such person described and not excepted, as a customer, potential customer or a competitor under Section 8(d) or this Section 8(e) is a “Competitor”).
     (f) No Disparagement
          (i) The Executive and the Company shall at all times refrain from taking action or making statement, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of Executive or the Cardinal Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Cardinal Group. The Executive further agrees not to make any negative statement to third parties relating to the Executive’s employment or any aspect of the businesses of Cardinal Group and not to make any statements to third parties about the circumstances of the termination of the Executive’s employment, or about the Cardinal Group or its trustees, directors, officer, security holders, partners, agents or former or current employees and directors, except as may be required by a court or government body
          (ii) The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with the Executive in scheduling any assistance by the Executive taking into account the Executive’s business and personal affairs and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.
     (g) Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of any period during which the Executive is employed by the Cardinal Group, relating or pertaining in any way to the Executive’s employment with or the business of the Cardinal Group, shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company and shall become and remain its ole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the Executive’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees, during and after the Employment Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.
     (h) Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants, including without limitation the noncompetition covenants of Section 8(d) and (e), is to protect the goodwill, trade secrets and other Confidential Information of the Company; (B) because of the nature of the business in which the Cardinal Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Cardinal Group in the event the Executive breached any of the covenants of this Section 8; and (C) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 8 would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 8 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.
     9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees and the Executive by written notice to the Company may designate any beneficiary with respect to any amounts due under this Agreement upon the Executive’s death.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company.

With a copy to:	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Attention: Herbert W. Krueger

If to the Company:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Chief Legal Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.
     (d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, except as specifically provided in a written consent pursuant to Section 4(c).
     (f) Except as otherwise expressly provided herein, from and after the Effective Time, this Agreement shall supersede any other employment, severance or change of control agreement between the parties and between the Executive with respect to the subject matter hereof . Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.
     (g) If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.
     (h) The Executive hereby warrants that the Executive is free to enter into this Agreement and to perform the services described herein. The Company hereby warrants that this Agreement and the equity awards provided hereunder have been duly authorized.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

R. KERRY CLARK
/s/ R. Kerry Clark

CARDINAL HEALTH, INC.
By /s/ Robert D. Walter
Name:	Robert D. Walter
Title:	Executive Chairman of the Board